Farmer Mac
Federal Agricultural Mortgage Corporation

CODE OF BUSINESS CONDUCT AND ETHICS

Originally Adopted on August 11, 1994
Amended as of March 13, 1997
Reaffirmed as of February 3, 2000, February 1, 2001 and February 7, 2002
Amended and Reaffirmed as of June 5, 2003
Amended and Reaffirmed as of March 12, 2004
Amended and Reaffirmed as of October 7, 2004
Amended and Reaffirmed as of August 4, 2005
Amended and Reaffirmed as of October 4, 2006
Amended and Reaffirmed as of June 7, 2007
Amended and Reaffirmed as of October 4, 2007
Amended and Reaffirmed as of June 5, 2008
Amended and Reaffirmed as of April 1, 2010
Amended and Reaffirmed as of August 3, 2012

Federal Agricultural Mortgage Corporation

CODE OF BUSINESS CONDUCT AND ETHICS
I.Introduction—FCA and FCA Regulation
Pursuant to Section 514 of the Farm Credit Banks and Associations Safety and Soundness Act of 1992 (Pub. L. 102-552, 106 Stat. 4102 (1992)), the Farm Credit Administration (the “FCA”) has promulgated a regulation (12 C.F.R. Part 651 or the “FCA Regulation”) requiring the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) to adopt a conflict of interest policy that defines the types of relationships, transactions or activities that might reasonably be expected to give rise to potential conflicts of interest involving its directors, officers, employees or agents. The FCA Regulation also requires the reporting of sufficient information about transactions, relationships and activities to inform Farmer Mac about potential conflicts of interest and the disclosure of unresolved conflicts of interest involving its directors, officers and employees. This disclosure is in addition to the disclosures already required under the U.S. federal securities laws.

The Code of Business Conduct and Ethics (the “Code”) set forth herein has been developed in accordance with the framework established by the FCA Regulation and, where applicable, the U.S. federal securities laws.
II.Background
Farmer Mac is an instrumentality of the United States that was formed by Congress to accomplish the public purpose of creating and maintaining a secondary market for a variety of loans made to borrowers in rural America, including agricultural real estate and rural housing mortgage loans, rural utility loans, and the USDA-guaranteed portions of certain loans made for agricultural, rural development, business and industry, and community facilities purposes. Farmer Mac’s activities are intended to provide participants with an efficient and competitive secondary market that enhances the participants’ ability to offer competitively-priced financing to rural borrowers. This secondary market is designed to increase the availability of long-term credit at stable interest rates to America’s rural communities and to provide those borrowers with the benefits of capital markets pricing and product innovation. The statute creating Farmer Mac (12 U.S.C. §§ 2279aa et seq.), which is sometimes referred to as Farmer Mac’s charter, requires that Farmer Mac’s Board of Directors (the “Board of Directors”) consist of 15 members, with five directors (the “Class A Directors”) elected by holders of voting common stock that are banks, insurance companies or other financial institutions; five directors (the “Class B Directors”) elected by holders of voting common stock that are Farm Credit System institutions; and five directors appointed by the President of the United States. Throughout this Code, the phrase “elected directors” is used to refer to the Class A Directors and Class B Directors collectively.

The obligation of Farmer Mac directors to act in the best interest of Farmer Mac and all of its stockholders (mindful of its statutory mission) is not altered by the representative character of the directors on the Board of Directors. Indeed, the legislative history of Farmer Mac’s charter states that “[t]here is to be no distinction between the three categories of directors in terms of their duties and responsibilities as corporate directors to [Farmer Mac] and all stockholders.” (Senate Report, No. 230, 100th Congress, 1st Session, p. 52). While certain references in the legislative history indicate

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that the elected directors are to “represent” the interests of their respective constituencies, the corporate structure created by Congress for Farmer Mac affirms the applicability of general principles of corporate law to Farmer Mac. Congress structured Farmer Mac like any business corporation, with a board of directors and public stockholders. It is reasonable to conclude that Congress intended Farmer Mac to operate at a profit, if for no other reason than to avoid having to draw on its Treasury line of credit. If directors were free to act as mere representatives, without any fiduciary responsibility to consider the best interests of Farmer Mac, this would inhibit, rather than foster, accomplishment of the public purposes for which Farmer Mac was created.

The notion of Farmer Mac’s elected directors serving in a “representative” capacity is not inconsistent with the fiduciary duties of directors to act in the best interests of Farmer Mac and all of its stockholders. As directors of a business corporation with public stockholders, Farmer Mac directors are expected to exercise independent business judgment with respect to the affairs of Farmer Mac. The “representative” character of the Farmer Mac Board provides directors with the opportunity to present and advocate the views of their respective constituencies. This flow of information enables directors to hear the perspectives of different stockholders and make informed decisions in fulfillment of their fiduciary duties.
The obligation of Farmer Mac directors to exercise independent business judgment does not carry with it an unrestrained right to consult with, or disclose information obtained from Farmer Mac to, members of the director’s constituency or third parties. While directors generally are entitled to discuss matters involving Farmer Mac with their constituents, they must avoid the possibility that non-public or confidential information, be it written or oral, could be used to further the interests of their constituencies to the detriment of Farmer Mac. That result would violate the director’s fiduciary duties to Farmer Mac.
Just as directors must balance their right to consult with Farmer Mac’s need for confidentiality, so too must they balance their fiduciary duties to Farmer Mac against their fiduciary duties to any other entity on whose board they sit or by which they are employed. Farmer Mac directors, like directors of any public company, may owe fiduciary duties to other entities, some of which could be considered to be in competition with Farmer Mac. Basic principles of corporate law obligate directors in those circumstances to balance the interests of both entities to avoid harming either entity. The FCA Regulation provides that:
[w]here directors have fiduciary duties to competing institutions, they must balance these duties to avoid harming either institution. To advance the interest of one corporation to which a director owes duties in a manner that injures another corporation to which he also owes fiduciary duties could heighten shareholder concern about the good faith and fair dealing of the director.
The Code of Business Conduct and Ethics has been developed to comply with the foregoing principles as expressed in the FCA Regulation, many of which have their foundation in corporate and common law. The FCA Regulation established the framework within which Farmer Mac was to develop a policy to guide directors, officers and employees in the performance of their duties to Farmer Mac. The Code of Business Conduct and Ethics is premised on the expectation that directors, officers, employees and agents will adhere to high standards of honesty, integrity, impartiality, loyalty and care consistent with applicable law and regulations in furtherance of Farmer Mac’s public purposes. In many respects, however, the Code is general in nature since it deals with issues of ethical conduct.

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The Code may not address every specific circumstance because it is not possible to anticipate all forms of conflict of interest that may arise in a business as complex as Farmer Mac’s.

To increase the likelihood of determining the existence of potential conflicts, the FCA Regulation mandates, and the Code sets forth, a requirement that each director, officer and employee report in writing annually, and at such other times as conflicts may arise, sufficient information about financial interests, transactions, relationships and activities to inform Farmer Mac of potential conflicts. If no such interest, transaction, relationship or activity is required to be reported, the director, officer or employee is required to sign a statement to that effect. The Code also establishes procedures for resolving material conflicts of interest and, as required by the FCA Regulation, disclosing such unresolved conflicts in Farmer Mac disclosure materials. Other specific provisions and features of the Code of Business Conduct and Ethics are discussed in the relevant sections below.
As provided in the FCA Regulation, any violations of the Code will subject the person to the penalties of Part C of Title V of the Farm Credit Act of 1971, as amended.
III.    Purpose and Scope of the Code
The Code applies to all directors, officers, employees and agents of Farmer Mac. Unless otherwise indicated, all references in this Code to “employees” shall be read to mean “directors, officers, employees and agents.” “Agents” shall not be read to mean sellers or field servicers for purposes of the Code.
Capitalized terms used in this Code that are not otherwise defined shall have the meanings set forth in Annex A.
This Code reflects Farmer Mac’s vision and values. No code of conduct can replace the thoughtful behavior of an ethical employee, but this Code serves to help us focus on key areas of ethical risk, provide guidance on appropriate behavior, and continue to foster the culture of honesty and accountability which is evident throughout Farmer Mac. In adopting this Code, Farmer Mac seeks to deter wrongdoing and to promote:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii)
full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) or the FCA and in other public communications made by the Corporation;

(i)	compliance with applicable governmental laws, rules and regulations;

(ii)	the prompt internal reporting to an appropriate person or persons identified below of violations of this Code; and

(iii)	accountability for adherence to this Code.
Farmer Mac’s Corporate Governance Committee (the “Committee”) shall be responsible for assisting oversight by the Board of Directors of the operation of this Code. The Committee shall

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assess the adequacy of this Code annually and recommend any changes to the Board of Directors.

Those who violate the standards in this Code will be subject to disciplinary action as described in Section XII below. No waivers of this Code will be granted except in accordance with the procedures set out in Section XVI below. If you are in a situation that you believe may violate or lead to a violation of this Code, or if you know of a violation of this Code by another employee, follow the guidelines described in Section XIII below.

IV.	General Responsibilities—Honest and Ethical Conduct
Each employee and agent of Farmer Mac must conduct the business of Farmer Mac following high standards of honesty, integrity, impartiality, loyalty and care, consistent with applicable law and regulation, in furtherance of Farmer Mac’s public purposes. In addition, employees must always be sensitive to the appearance of impropriety. When engaging in any Farmer activity, employees should judge a proposed course of action by reference to these principles.

IV.	No Conflicts of Interest Directors
In structuring Farmer Mac, Congress established a Board of Directors with elective classes of directors who may have Conflicts of Interest as such term is defined in this Code. Because of this unusual inherent characteristic, Farmer Mac directors must be particularly sensitive to those instances when a Conflict of Interest becomes Material.
If a director is unsure whether he/she, a Business Affiliate or a Family Member has a Conflict of Interest that is Material, the director shall promptly disclose the same to the Chairman who shall refer the matter to the Corporate Governance Committee, which may consult with the President, the General Counsel and such other advisors as the Committee shall deem appropriate. Any potential Material Conflict of Interest that is referred to the Corporate Governance Committee also shall be reported to the General Counsel. It shall be the responsibility of the Corporate Governance Committee, with the advice of legal counsel, to determine whether the Conflict of Interest is Material and to report such determination to the Board of Directors. In making the determination, the Corporate Governance Committee shall consider whether the transaction, activity or proposal that is the subject of the Conflict of Interest would affect all similarly situated Participants in the same manner or whether it would be considered self-dealing by the director or any Business Affiliate or Family Member.

The types of transactions, relationships or activities that could give rise to Material Conflicts of Interest for directors include, but are not limited to, the following examples:

•
A director is in the process of applying for a Farmer Mac loan, knowing that the loan-to-value ratio (LTV) of his loan would exceed Farmer Mac’s underwriting standards. The director initiates a change in the underwriting standards to increase the maximum LTV, doing so on the premise that the change is in the best interests of Farmer Mac.

•	A Class A Director or Class B Director is also an officer, director or employee of a

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Pooler and urges Farmer Mac to reduce the guarantee fee that would be charged to certain, but not all, institutions—including his own—in connection with guarantee transactions.

•
A Class A Director who is also an officer, director or employee of a bank urges Farmer Mac to adopt a requirement that all borrowers maintain depository accounts with their lenders and that the bank may use those accounts as additional security (a right of set-off) for payments due on the loan.

•
A Class B Director who is also an officer, director or employee of a Farm Credit System institution urges Farmer Mac to adopt a requirement that all borrowers own stock in their lenders and to pledge that stock as additional security for the loan.

•
A Class A or Class B Director who is also an officer, director or employee of a customer or business partner of Farmer Mac is involved in deliberations with the Board of Directors or discussions with Farmer Mac employees about a dispute involving such customer or business partner.

In a situation involving a Material Conflict of Interest, a director may not participate in any discussion or deliberation of, or any vote on, any question, issue, decision or transaction in which it has been determined (by either the director or the Corporate Governance Committee) that the director, or any Business Affiliate or Family Member of such director, has or appears to have such Material Conflict of Interest. In those situations, the Committee is also authorized to resolve the Material Conflict of Interest by restricting the distribution of certain sensitive information to the director with a Material Conflict of Interest. Notwithstanding anything to the contrary herein, a director may participate in discussions and deliberations that generically address subject matter areas about which such director has expertise.
Whenever there is the slightest doubt, directors should disclose all facts material to their interests, unless disclosure would violate the confidence of the person from whom the information that would be the subject of the disclosure was obtained. If disclosure would breach such confidence, the director shall recuse himself from the discussion, deliberation and vote and need not disclose the confidence.

In the event that one or more directors are disqualified from voting on a question, issue, decision or transaction before the Board of Directors, and the remaining number of directors is insufficient to form the quorum necessary to enable the Board to validly act, the directors who are not so disqualified shall automatically be constituted into an ad hoc committee of the Board with the power to act for Farmer Mac in the matter under consideration.
Employees (Other than Directors)
No employee (which, for purposes of this provision, excludes directors) of Farmer Mac shall participate in any decision or transaction in which the employee has or appears to have a Material Conflict of Interest.
The types of transactions, relationships or activities that could give rise to Material Conflicts

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of Interest for employees include, but are not limited to, the following examples:

·
Service by the employee or a Family Member as a director, officer or employee of, or an ownership interest by the employee or Family Member of 5% or more in, a Participant or other entity that has a business or prospective business relationship with Farmer Mac; or

·
Indebtedness by the employee or a Family Member under an outstanding agricultural, rural housing or business loan or personal loan of $100,000 or more (other than a purchase money loan for the employee’s residence) owed to a Participant or other entity that has a business or prospective business relationship with Farmer Mac.

If an employee or Family Member has such service, ownership or indebtedness, the employee shall promptly report the relevant facts to the General Counsel of the Corporation. An employee who is in any doubt as to whether a Conflict of Interest exists or would exist in a particular situation should check in advance with the General Counsel of the Corporation. The General Counsel shall report periodically to the Board of Directors or the Audit Committee of Farmer Mac any such potential conflict that is brought to his attention. The General Counsel shall then determine whether a Material Conflict of Interest exists and, if so, what the appropriate resolution thereof shall be.
Each employee must avoid any outside activity, financial interest or relationship that may present a possible Material Conflict of Interest or the appearance of a Material Conflict of Interest. No employee may engage in an activity that involves any such conflict except with the specific prior approval in writing of the General Counsel of the Corporation in accordance with the procedures set out in the Corporation’s Employee Benefits and Policy Manual and this Code. If the General Counsel of the Corporation to whom disclosure is made of such conflict is himself or herself involved in the matter giving rise to such conflict, disclosure must be made to (and approval obtained from) an appropriate officer of the Corporation who is not involved in the matter giving rise to such conflict.

Agents
Potential Conflicts of Interest involving any Agent will be dealt with, to the extent not incorporated in the Agent’s professional code of ethics, through contractual agreements between Farmer Mac and such Agent. Agents whose potential conflicts of interest are not dealt with in the Agent’s professional code of ethics will be advised of the applicability of the FCA Regulation and this Code annually.
VI.     Public Disclosure and Other Communications
Fair and Timely Disclosure in Public Reporting and Communications
Farmer Mac’s principal executive officer, principal financial officer, principal accounting officer or controller, and any other officer involved in the preparation of the Corporation’s financial statements, public reports or communications (collectively, the “Senior Financial Officers”), are responsible for ensuring that such financial statements, public reports or communications contain disclosure that is full, fair, accurate, timely and understandable. In that regard, the Senior Financial Officers are responsible for establishing and maintaining effective disclosure controls and procedures

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and internal controls and procedures for financial reporting.
Political Activities and Personal Contacts with Public Officials
Farmer Mac encourages its employees to become involved in all aspects of the political process. However, personal political activity has to take place on personal rather than company time. Because Farmer Mac is subject to close scrutiny from many sources, it is particularly important that employees who engage in personal political activity make known, as and when appropriate, that the views expressed are their own personal views, as opposed to Farmer Mac’s. In addition, Farmer Mac’s directors should not seek federal public office, or accept appointment to any federal public office that oversees Farmer Mac’s business, while serving on the Board of Directors.
An employee shall not contact or communicate with Public Officials on behalf of Farmer Mac except at the specific request of: (i) the Board of Directors, acting as a whole; (ii) the Chairman of the Board; (iii) the Board Public Policy Committee; or (iv) the President. Employees shall, in dealings with Public Officials, make clear whether the contact is or is not on behalf of Farmer Mac, a Business Affiliate or other Person.
An employee who contacts or communicates with Public Officials on behalf of Farmer Mac must be familiar with and obey the lobbying laws and public disclosure requirements and is encouraged to consult the General Counsel of the Corporation thereon.
If a director takes a position, or engages in a communication the subject of which is, inconsistent with a position previously adopted by the Board, the director shall disclose to the person to whom his position or communication is directed that he is not acting in his capacity as a director of Farmer Mac but rather in another unrelated capacity and that his position does not reflect the position of Farmer Mac on the issue that is the subject of the discussion. In addition, directors shall adhere to the Guidelines for Speakers Board policy in connection with any speaking engagements in which they are participating in their roles as directors of Farmer Mac.
Personal Contacts with Participants

All contacts (other than loan negotiations or job applications) between employees (other than directors) or any Family Member and Participants initiated for the purpose of conducting business unrelated to Farmer Mac must be reported to the General Counsel of the Corporation by the employee. If the employee is seeking or is being offered special treatment, approval must be obtained from the General Counsel in advance.
VII.Corporate Opportunities
Farmer Mac employees may not use corporate property, information or position for personal gain. Farmer Mac’s employees are prohibited from (a) taking for themselves personally opportunities that are properly within the scope of the Corporation’s activities, (b) using corporate property, information or position for personal gain, and (c) competing with the Corporation. Employees owe a duty to the Corporation to advance its legitimate interests to the best of their abilities.
An employee who, in the course of his activities as an employee or by reason of his position as an employee, becomes aware of a Corporate Opportunity, shall not use such Corporate Opportunity

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or seek to block Farmer Mac’s use of that Corporate Opportunity for his own benefit or the benefit of a Business Affiliate or Family Member.
An employee who becomes aware of a Corporate Opportunity other than as described in the previous paragraph shall promptly disclose such Corporate Opportunity to the Chairman or the President of Farmer Mac who, if appropriate, shall report the matter to the Board at its next meeting or, if the Chairman so decides, a special meeting called for such purpose.
Nothing contained herein shall operate to obligate any employee, Business Affiliate or Family Member to transact any specific business with Farmer Mac.
VIII.Confidentiality
Farmer Mac’s directors, officers, employees and agents must respect and maintain the confidentiality of information entrusted to them by the Corporation or customers of the Corporation. Other than the disclosures that are authorized as described below or legally mandated, a director, officer, employee or agent shall not divulge to anyone who is not also a director, officer, employee or agent of Farmer Mac or use for that Person’s own benefit or the benefit of a Business Affiliate or Family Member any confidential information (as described below) acquired in the capacity as a Farmer Mac director, officer, employee or agent.
An officer, employee or agent may divulge confidential information to a third party if authorized by the Corporation’s President or General Counsel or if the third party is subject to a confidentiality agreement approved by Farmer Mac’s Legal Department. A director may divulge confidential information to a third party only if pre-approved by the Committee; provided that a director may share confidential information with the director’s personal attorney so long as the attorney is advised not to share the confidential information with any Person outside of the attorney’s firm or with any of the attorney’s other clients. If you have any questions about whether particular information is “confidential information” or whether such information may be used or disclosed to a third party, you should consult with the Corporation’s General Counsel.
Confidential information includes any information received in connection with service as a director, officer, employee, or agent of Farmer Mac that is not available on the public portion of Farmer Mac’s website or in Farmer Mac’s filings with the SEC. The obligation to safeguard confidential information continues after employment, or service as a director, with the Corporation ends. The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements to disclose that information. In such cases, Farmer Mac’s Legal Department will assist in determining what disclosure is required.

IX.Fair Dealing; Gifts
Each employee of Farmer Mac must deal fairly with customers, suppliers, competitors and employees. No person may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.
In some instances, giving gifts or providing meals and entertainment is an accepted manner of doing business. However, no gifts or favors should be offered to or accepted from any Person where

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doing so might be perceived to influence an employee’s judgment. The Corporation does not want questions to arise about whether a certain business decision was made in the best interest of Farmer Mac. Therefore, the following guidelines apply to the giving and receipt of business courtesies and gifts by employees (other than agents):

1.
No employee or Family Member shall accept any Substantial Gift from any Person who has a present or prospective business relationship with Farmer Mac. In no event shall an employee solicit any gift from any Person who has a present or prospective business relationship with Farmer Mac. Nothing herein shall be construed to prohibit the receipt of bona fide compensation or other benefits incident to the employee’s or Family Member’s employment or business.

2.	No director shall solicit donations or contributions from employees or other Farmer Mac directors, either for charitable or political causes.

3.
Normally, Farmer Mac pays for all employee expenses for business travel, meals and entertainment. However, notwithstanding the prohibition on the acceptance of Substantial Gifts, employees may offer or receive business courtesies such as meals, entertainment and access to other events, to or from a third party, when the third party is present and circumstances surrounding such event have a clear business purpose, e.g., talking business over a meal or during an event sponsored and attended by a third party. In no event shall an employee solicit any business courtesy from any Person who has a present or prospective business relationship with Farmer Mac.

4.
If a director receives a business courtesy the fair market value of which exceeds $100, the director shall notify the Chairman (or the Corporate Governance Committee in the case of the Chairman receiving a business courtesy). The President is delegated the authority to establish appropriate guidelines for employees (other than directors) to report the receipt of certain types of business courtesies. Any such guidelines for employees other than directors shall apply to business courtesies received by the President but shall be overseen by the Chairman with respect to the President.

5.
If a Person presses a gift on you the acceptance of which would be inconsistent with this Section IX, or if you are offered cash in any amount or a monetary equivalent, you should decline the gift and immediately report the situation to Farmer Mac’s Legal Department.

6.	Under no circumstances should you accept any bribes or kickbacks from any Person. This may constitute criminal activity.

7.
If you are dealing with federal, state or local government officials, you must comply with the federal, state or local restrictions that apply to business gratuities. Information about such restrictions is available from the Legal Department.

These rules do not cover every eventuality. If you are unsure whether a specific gift or entertainment offer lies within the bounds of acceptable business practices, ask yourself:

•	Is it reasonable and in good taste?

•	Do I feel pressure to reciprocate by giving the third party business? Or conversely, am I putting inappropriate pressure on someone else to close a deal

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with Farmer Mac?

•	Will I be comfortable if the situation becomes public knowledge?
X.Protection and Proper Use of the Corporation’s Assets
Farmer Mac’s employees must protect the Corporation’s assets and ensure they are used for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Corporation’s profitability. All of the Corporation’s assets should be used for legitimate business purposes.
IX.    Compliance with Laws, Rules and Regulations (Including Insider Trading Laws)
Farmer Mac employees must abide by and comply with all applicable laws, rules and regulations. All employees are expected to comply with the laws of the state or jurisdiction in which they operate, as well as United States statutes and the Corporation’s policies governing business activities. These laws and policies include compliance with the Foreign Corrupt Practices Act, U.S. anti-boycott laws, U.S. sanctions and embargoes against certain countries, competition laws and money laundering laws. The Corporation actively promotes compliance with all laws, rules and regulations, including insider trading laws, in each jurisdiction in which it does business. Noncompliance is unethical, illegal and in conflict with the Corporation’s values and commitment to integrity. Violations will be dealt with decisively. Insider trading is both unethical and illegal, and will be dealt with severely.

Insider Trading
No employee shall trade in the stock of Farmer Mac (or any publicly traded company) while in possession of material, non-public information about Farmer Mac (or such publicly traded company).
The Corporation’s Policy Statement on Insider Trading defines insider trading, sets forth the specific policies against insider trading and discusses the procedures for clearing trades under the policy. Employees should carefully review the Policy Statement, compliance with which must be certified to by employees at least annually.
XII.Accountability for Adherence to this Code; Violations of this Code
Each employee has a personal responsibility to ensure that his or her actions abide by this Code and comply not only with the letter but the spirit of this Code. Management has the additional responsibility of fostering a culture in which compliance with the Corporation’s policies and all applicable laws is at the core of all the Corporation’s business activities. Concerns about appropriate conduct must be promptly addressed with care and respect.
The policies set forth in this Code are supported by the specific and detailed practices and procedures contained in the Corporation’s Employee Benefits and Policy Manual. Employees (other than directors and agents) should consult such materials for further details regarding the policies set forth herein.
The values and responsibilities set forth in this Code are important to the Corporation and

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must be taken seriously by all employees. Accordingly, violations of these values and responsibilities will lead to disciplinary action in accordance with the Corporation’s policies. Such disciplinary action may include reprimand, reimbursement of any loss or damage suffered by the Corporation or termination of employment. Under certain circumstances, violation of this Code may also result in referral for civil action or criminal prosecution, or any other disciplinary action deemed appropriate by the Corporation.
XIII.Reporting of Any Illegal or Unethical Behavior
The Corporation actively promotes ethical behavior in all its business activities. Employees are encouraged to speak to their managers, the Legal Department or other appropriate personnel at any time if there is any doubt about the best course of action in a particular situation.
Farmer Mac’s employees who have knowledge that an applicable law, regulation, policy or ethical guideline has been, or may be, violated must promptly report such information to an appropriate person within the Corporation. Employees are required to report violations of law, rules, regulations and this Code to their managers, the Legal Department or senior management, as appropriate. Violations may also be reported in confidence to the General Counsel of the Corporation. Every effort will be made to protect the confidentiality of those furnishing information. Employees also are encouraged to speak to their supervisors or other appropriate personnel at any time if there is any doubt about the best course of action in a particular situation. No employee will suffer any penalty or retribution for reporting suspected misconduct or noncompliance or will be subject to adverse consequences as a result of making the report. The Corporation will not tolerate retaliation in any form against any person for complaints or reports made in good faith.

With regard to violations or potential violations of this Code by the Corporation’s Senior Financial Officers, employees are encouraged to report such violations to the General Counsel of the Corporation or a member of the Board of Directors of the Corporation.
Please refer to the Corporation’s separate Internal Reporting Whistleblower Protection Policy for more information about an employee’s ability to report a violation to an independent party who is not an officer, director or employee of the Corporation.
XIV.    Recordkeeping; Notice, Compliance and Enforcement
Each employee must sign the Statement of Acknowledgement and Agreement (the “Statement”) accompanying this Code, which acknowledges receipt of the Code, or the appropriate Global Annual Acknowledgement that covers the Code as well as several other corporate policies. The Acknowledgements also acknowledge the responsibility of employees to review and become familiar with the Code and constitute an agreement to comply with the Code’s requirements. In the event of any changes to the Code, subsequent to their adoption by the Board Farmer Mac shall provide sufficient notification thereof to the employees and allow a reasonable period of time to require conformance with the Code, as modified.
In addition to the Statement, Conflict of Interest Questionnaires (the “Questionnaires”) substantially in the form attached to this Code as Annex B will be sent annually to directors, officers and employees for the purpose of eliciting sufficient information about financial interests, transactions,

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relationships and activities to inform Farmer Mac whether potential Conflicts of Interest exist. If, during the interval between the submission of annual Questionnaires, a potential Conflict of Interest should arise, the affected Person shall provide Farmer Mac with sufficient information (and complete a Questionnaire) to enable Farmer Mac to make a Conflict of Interest determination.
Each person receiving a Questionnaire must complete and return it within the timeframe stated therein. The General Counsel or his designee shall conduct a review of the completed Questionnaires, except for his own, which shall be reviewed by the President. The General Counsel shall report annually to the Board of Directors on the results of this review.
Copies of the Questionnaires, as well as relevant portions of the Board and Corporate Governance Committee minutes (and any other reports prepared under or with respect to this Code) shall be retained in Farmer Mac’s files for a period of at least 6 years.
Each newly appointed director, officer and employee shall certify that he/she has not been convicted of any criminal offense involving dishonesty or a breach of trust, and shall undertake to resign his/her position in the event of any subsequent disqualifying conviction.

XV.    Former Directors – Cooling-Off Period
Until the second anniversary of the date on which a former director ceases to serve as a director on the Corporation’s Board of Directors, and unless determined otherwise by an affirmative vote by at least 10 directors, Farmer Mac will not hire such former director as an employee, lobbyist, advisor or consultant, and Farmer Mac will not negotiate or transact any business with or through such former director (although Farmer Mac may negotiate and transact business with such former director’s employer, provided the former director shall not participate in such negotiations or represent his employer in connection with the transaction until after such anniversary date). During such cooling-off period, the former director will not receive compensation from any person, including his employer, for introducing such other person to Farmer Mac or facilitating any transaction between such other person and Farmer Mac.
XVI.     Waivers of this Code
Any waiver of this Code for executive officers (including Senior Financial Officers) or directors may be made only by the Board of Directors or a Board committee. Any waiver or violation of this Code must be disclosed to shareholders to the extent required by applicable law or stock exchange requirements.

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ANNEX A
DEFINITIONS

Capitalized terms used (but not otherwise defined) herein shall have the same meanings as in the Glossary of the Farmer Mac Seller/Servicer Guide. Other terms (capitalized or lower case) shall have the meanings indicated below. The definitions of such terms are applicable to the singular as well as to the plural forms of such terms and to the feminine as well as to the masculine genders of such terms.
“Agent” means any person (other than an employee of Farmer Mac) who represents Farmer Mac in contacts with third parties or who provides professional services such as legal, accounting or appraisal services to Farmer Mac. “Agents” shall not include sellers or field servicers for purposes of the Code.
“Affiliate” means any entity established under authority granted to Farmer Mac under section 8.3(c)(14) of the Farm Credit Act of 1971, as amended.
“Board of Directors” means the board of directors of Farmer Mac.
“Business Affiliate” means any Person with whom a director has (or is negotiating to have) one or more of the following relationships: director, trustee, fiduciary, officer, partner or employee, direct or indirect holder of five percent (5%) or more of the beneficial interest or direct or indirect holder of five percent (5%) or more of the voting common power or control.
“Code” means this Code of Business Conduct and Ethics.
“Committee” means Farmer Mac’s Corporate Governance Committee.
“Conflict of Interest” means an interest of an employee or agent of the Corporation in a transaction, relationship or activity that is, might be, or appears to be, adverse to the furtherance of the best interests of Farmer Mac and the fulfillment of its statutory purposes. A conflict situation can arise when an employee or agent takes actions or has interests that may make it difficult to perform his or her work for the Corporation objectively and effectively. Conflicts of interest also arise when an employee or a member of his or her family, receives improper personal benefits as a result of his or her position in the Corporation. For the purpose of determining whether a Conflict of Interest exists, interests of a Family Member or Business Affiliate of a person subject to this Code shall be imputed to the person as if they were that person’s own interests.
“Corporate Opportunity” means an actual or potential business activity or enterprise: (i) which is within the general scope of Farmer Mac’s business purpose or authority; (ii) in which Farmer Mac might reasonably engage; and (iii) for which Farmer Mac has the legal and financial capacity or a reasonable prospect of obtaining such capacity. The term “Corporate Opportunity” shall not be deemed to include the opportunity of any director or Business Affiliate to transact business with Farmer Mac.

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“Corporation” or “Farmer Mac” means the Federal Agricultural Mortgage Corporation and its Affiliates.
“Director” means a member of the Board of Directors of Farmer Mac.
“Employee” means any salaried individual working part-time, full-time or temporarily for Farmer Mac.
“Entity” means a corporation, company, association, firm, joint venture, partnership (general or limited), society, joint stock company, trust (business or otherwise), fund or other organization or institution.
“Family Member” means spouse, child, grandchild, parent, grandparent, stepchild, stepparent, sibling, stepsibling, half sibling, aunt, uncle, first cousin, niece, nephew by marriage or by blood and any other natural person sharing the same residence.
“FCA” means the Farm Credit Administration.
“FCA Regulation” means the rules and regulations promulgated by the FCA.
“Material,” when applied to a conflict or potential conflict of interest, means the conflicting interest is of sufficient magnitude or significance that a reasonable observer with knowledge of the relevant facts would question the ability of the person having such interest to discharge his official duties in an objective and impartial manner in furtherance of the interests and statutory purposes of Farmer Mac.
“Officer” means the salaried president, vice presidents, secretary, treasurer and general counsel or other person, however designated, who holds a position of similar authority in Farmer Mac.
“Participant” means a Person who is an actual or potential Originator, agricultural mortgage marketing facility, Borrower, Seller, Central Servicer, Field Servicer, Trustee or Custodian, including a Person who holds enough Farmer Mac stock to be eligible to become a Seller.
“Person” means an individual or entity.
“Public Official” means an elected or appointed official or an employee of the legislative, executive or judicial branch of the federal or state government.
“Questionnaires” means the Conflict of Interest Questionnaires substantially in the form attached to this Code.
“Resolved,” when applied to a potential conflict of interest that Farmer Mac has determined is material, means that circumstances have been altered so that a reasonable observer with knowledge of the relevant facts would conclude that the conflicting interest would not adversely affect the person’s performance of official duties in an objective and impartial manner in furtherance of the interests and statutory purposes

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of Farmer Mac.
“Senior Financial Officers” means Farmer Mac’s principal executive officer, principal financial officer, principal accounting officer or controller, and any other officer involved in the preparation of the Corporation’s financial statements, public reports or communications.
“Statement” means the Statement of Acknowledgment and Agreement accompanying this Code, pursuant to which employees acknowledge receipt of the Code.
“Substantial Gift” means, but is not limited to, (i) goods or services that are given or offered to an employee and that have a fair market value of more than $100 (without regard to the cost to the donor); and (ii) a loan made on preferential terms. A Substantial Gift does not include business courtesies such as meals, entertainment and access to other events, to or from a third party, when the third party is present and circumstances surrounding such event have a clear business purpose, e.g., talking business over a meal or during an event sponsored and attended by a third party.

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ANNEX B
CONFLICT OF INTEREST QUESTIONNAIRE

Name:
Position:

FINANCIAL INTERESTS

List all corporations, companies, firms, or other business enterprises, partnerships, nonprofit organizations and educational or other institutions in which you, your spouse, parent, child, sibling, relative (blood and in-law relations) or anyone (other than employees) who is a resident of your household have any continuing financial interest as an employee, officer, owner, director, trustee, member, partner, advisor, or consultant; through a self-directed pension or retirement plan, or shared income plan or other arrangement as a result of any current or prior employment or business or professional association; or in the ownership of stock, stock options, bonds, securities or other arrangements including trusts. If you have none, write NONE. DO NOT LIST: (i) shares in any entity if the amount of the ownership interest in such entity is less than 5% unless the entity is a financial institution, financial services entity or other entity that does material business with, or in your good faith judgment, qualifies to do material business with, Farmer Mac; (ii) deposits in credit unions, savings and loan associations, banks, savings banks, or social or religious organizations; or (iii) holdings in mutual funds or regulated investment companies which do not specialize in a particular industry or commodity and as to which you have no managerial control.

NAME OF ORGANIZATION	PRINCIPAL BUSINESS	CONSOLIDATED GROSS REVENUES OF ORGANIZATION	TYPE OF INTEREST (e.g., stocks, bonds)	IN WHOSE NAME INTEREST IS HELD	RELATIONSHIP (if applicable)

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CREDITORS

List the names of your, your spouse’s, your minor child’s or any relative’s (blood and in-law relations who are residents in your household) creditors. DO NOT LIST those to whom any of the above may be indebted: (1) by reason of a mortgage on property which is occupied as a personal residence (indebtedness on owner-occupied farms must be reported); or (2) for current and ordinary household and living expenses, such as household furnishings, automobiles, education, vacation and similar expenses. If none, write NONE.

NAME AND ADDRESS OF CREDITOR	NATURE OF INDEBTEDNESS (e.g., personal loan, note security)	NAME OF PERSON INDEBTED	RELATIONSHIP (if applicable)

EMPLOYMENT
List any employment by you, other than at Farmer Mac, and by your spouse, parent, child, sibling, relative (blood and in-law relations) or anyone (other than employees) who is a resident of your household with any organization with which Farmer Mac does business or with whom you have official contact on behalf of Farmer Mac. If none, write NONE. You may omit incidental employment by minors (e.g., paper routes).

NAME OF ORGANIZATION	KIND OF ORGANIZATION (principal business)	CONSOLIDATED GROSS REVENUES OF ORGANIZATION	LOCATION (City and State)	TITLE OR KIND OF POSITION	NAME OF INDIVIDUAL/ RELATIONSHIP (if applicable)

OTHER POTENTIAL CONFLICTS

Do you have an interest (financial or otherwise) in any transaction, relationship or activity that might adversely affect or appear to adversely affect, your ability to perform your official duties on behalf of Farmer Mac in an objective and impartial manner in furtherance of the interests of Farmer Mac and its statutory purposes? If YES, please describe the potential transaction, relationship or activity and your interest in it.
YES    NO
I certify that the statements I have made in this Conflict of Interest Questionnaire are true, complete and correct to the best of my knowledge and belief. I understand that if I undertake a new employment while a director or employee of Farmer Mac or my spouse, minor child or any relative (blood and in-law relations who are residents in my household) undertakes employment of the type subject to disclosure herein, I must promptly file an amended Conflict of Interest Questionnaire. I also understand that I must disclose to Farmer Mac any financial interests subject to reporting herein acquired by me, my spouse, minor child or any relative (blood and in-law relations who are residents in my household) while I am a director or employee of Farmer Mac.

(Signature)    (Date)

FORM OF STATEMENT OF ACKNOWLEDGEMENT AND AGREEMENT
I hereby acknowledge that I have received a copy of Farmer Mac’s Code of Business Conduct and Ethics (the “Code”). I have reviewed the Code, including the requirements for the safeguarding of confidential information set forth in Section VIII of the Code, and agree to comply with all the provisions of the Code. I also understand and acknowledge my personal responsibility to ensure that my actions abide by the Code, and comply not only with the letter but the spirit of the Code. I understand that my failure to comply with those requirements could [result in my removal from the Board and] [result in my dismissal from Farmer Mac and] subject me to the penalties of Part C of Title V of the Farm Credit Act of 1971, as amended. I certify that I have not been convicted of any criminal offense involving dishonesty or a breach of trust and undertake to resign my position at Farmer Mac in the event I am subsequently convicted of any such offense.
[I further acknowledge that I have received copies of, read and understood the following Farmer Mac corporate policies: [list applicable policies]. I understand my responsibility to review and become familiar with the requirements contained in those policies. I certify that I am in compliance with, and agree to continue to comply with, the policies and procedures set forth in the above-listed policies. [I understand that my failure to comply with those requirements could result in my [removal from Farmer Mac’s Board for cause or the imposition of such other penalties as may be voted by the Board of Directors of Farmer Mac] [dismissal from Farmer Mac]].]
By:
Name: Title:
Dated: